Exhibit 99.1

Mohammed (Rally) Zerhouni Joins SJW Group as Senior Vice President of Finance, Principal Accounting Officer

Assuming responsibilities of Wendy Avila-Walker, who is retiring after more than 17 years of service to SJW Group

SAN JOSE, Calif. — Jan. 31, 2023 — SJW Group (NYSE: SJW) has announced today that Mohammed G. (Rally) Zerhouni joined the company on Jan. 30 as the senior vice president of finance, principal accounting officer. “We are fortunate to have Rally on our team,” stated SJW Group Chair, President and CEO Eric W. Thornburg. “Rally is a consummate professional with a deep understanding of investor-owned utility accounting and finance functions. His leadership style aligns well with our strong culture of teamwork, respect and transparency, and he will be a welcome addition to our senior leadership team.”

Zerhouni was most recently the chief financial officer for Veolia North America regulated utility business, where he led a team of more than 50 professionals in critical areas, including accounting, financial planning and analysis, taxes, procurement, and rates. In addition, he led the development and execution of the finance transformation roadmap. Prior to joining Veolia, he led audit engagement teams at PwC, which included engagements with large investor-owned utilities. Zerhouni was also an adjunct faculty at Franklin University teaching accounting courses.

He will assume the duties of Wendy Avila-Walker, vice president of finance, assistant treasurer and controller, who has announced her planned retirement effective March 3, 2023, after more than 17 years of service. “We thank Wendy for her considerable service to our company,” stated Thornburg. “She led her team through our transformational combination with Connecticut Water in 2019, which required the integration of teams and systems across the enterprise. She did so successfully while maintaining the highest standards for financial reporting.”

Zerhouni is a certified public accountant. He attended Sidi Mohammed Ben Abdellah University, where he received a Bachelor of Science in business Administration. He also has a Bachelor of Science in Accounting and a Master of Business Administration from Franklin University.

About SJW Group

SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to about 1.5 million people. SJW Group’s locally led and operated water utilities—San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas—possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

###

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operations and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof, including but not limited to, droughts and wildfires; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

Andrew Walters

Chief Financial Officer

408-279-7818